Exhibit 10.12(b)

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Michael Brandt (“Executive”) and ViewRay, Inc. (the “Company”) is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Executive acknowledges and agrees that his status as an officer and employee of the Company will end effective as of April 2, 2016 (the “Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and employee of the Company and each of its affiliates; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b) Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to this reimbursement regardless of whether Executive executes this Agreement.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) Executive’s execution of this Agreement on or within twenty-one (21) days following Executive’s receipt of the Agreement, (ii) Executive not revoking this Agreement prior to the Effective Date, (iii) Executive’s continued cooperation with the Company pursuant to Section 6 below, and (iv) Executive’s performance of his continuing obligations pursuant to this Agreement, the employment agreement between the Company and Executive dated December 9, 2011 (the “Employment Agreement”) and any confidentiality agreement between the Company and Executive (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Severance. The Company shall pay to Executive $93,375.00 which constitutes the sum of (i) one-third (1/3rd) of Executive’s annual base salary at the rate in effect as of immediately prior to the Termination Date and (ii) one-third (1/3rd) of the annual performance bonus that Executive received from the Company in 2015 (the year preceding the Termination Date) (the “Severance”). The Severance shall be paid to Executive in four substantially equal semi-monthly installments in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions, with each payment deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The first such payment shall commence on the first payroll date following the Effective Date, which shall include amounts otherwise due and payable under this Section 3(a) on or before such date.

(b) 2015 Bonus. The Company shall pay to Executive his annual performance bonus, to the extent earned, for fiscal year 2015 based solely on the Company’s actual results against the Company’s goals for the year, as determined by the Company in its sole discretion. Any such fiscal year 2015 annual performance bonus that becomes earned and payable under this Section 3(b) shall be paid, less applicable withholdings and deductions, to Executive at the same time related bonuses are paid to the Company’s continuing executive employees.

(c) Sales Commissions. Executive acknowledges and agrees that he has been paid all sales commissions earned in respect of fiscal year 2015. For fiscal year 2016, in exchange of Executive’s assistance and cooperation as provided in Section 6(b) below, Executive shall be eligible to receive a portion of the sales commissions that he would have received had he remain employed with the Company through the end of 2016 equal to: (i) one hundred percent (100%) of the sales commissions that would have been earned for all qualifying sales transactions that Executive directly assisted on that close on or before June 30, 2016, (ii) fifty percent (50%) of the sales commissions that would have been earned for all qualifying sales transactions that Executive directly assisted on that close on or before September 30, 2016, and (iii) twenty-five percent (25%) of the sales commissions that would have been earned for all qualifying sales transactions that Executive directly assisted on that close on or before December 31, 2016.

(d) COBRA & Equity Awards. If eligible, Executive will be given the opportunity to elect continuation of healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). In addition, under the terms of Executive’s equity award agreements and the applicable equity incentive plan documents, vesting of Executive’s outstanding equity awards granted under the Company’s equity plan as in effect from time to time (collectively, the “Equity Awards”) will cease on the Termination Date and Executive’s unvested Equity Awards will terminate and cease to be outstanding on that date for no consideration. Executive’s vested Equity Awards, including his rights to exercise any vested Equity Awards, if applicable, are governed by the terms of the applicable Equity Award agreement with the Company and the applicable equity incentive plan.

(e) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(f) SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Termination Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions until the end of such six (6) month period.

(g) Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(h) Unemployment Benefits. After the Termination Date, Executive may apply for unemployment benefits. Whether Executive receives benefits will be determined by the State.

(i) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Section 3, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

4. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof, including, without limitation, all amounts set forth in the Employment Agreement. Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement, other than the agreements evidencing Executive’s Equity Awards, shall be deemed terminated and of no further effect as of the Termination Date.

5. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees; Claims arising under federal, state, or local laws relating to employment; Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., the Ohio Civil Rights Act, Ohio Rev. Code Ann. § 4112.01 et seq., Ohio’s equal pay statute, Ohio Rev. Code Ann. § 4111.17, the Ohio wage payment anti-retaliation statute, Ohio Rev. Code Ann. § 4111.13, Ohio Whistleblower’s Protection Act, Ohio Rev. Code Ann. §§ 4113.51 et seq., the Ohio Workers’ Compensation anti-retaliation statute, Ohio Rev. Code Ann. § 4123.90, the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3, California Labor Code §§ 1101, 1102 and the California WARN Act, California Labor Code §§ 1400 et seq., California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; Claims under the employment and civil rights laws of California; Claims for breach of contract; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims with respect to the Company’s obligations under this Agreement;

(ii) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(vi) Claims for indemnification under the Company’s directors and officers liability insurance, any indemnification agreement, the Company’s Bylaws or applicable law; and

(vii) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive should consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to the Chief Financial Officer or Human Resources Manager. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 2 above.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:

(a) Non-Disparagement. Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. The officers, directors, and managing agents of the Company agree to refrain from discussing or making any derogatory or disparaging remarks or statements, oral or written, to any third parties concerning Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation; provided that the Company officers, directors, and managing agents will respond accurately and fully to any question, inquiry or request for information when required by legal process.

(b) Transition and Cooperation. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company. Executive agrees that Executive will not act in any manner that might damage the business of the Company. This includes, without limitation, Executive (i) not interfering in the negotiation or closing-process for any of the Company’s sales matters and (ii) until December 31, 2016, being available to the Company upon reasonable notice for transition services to assist with the closing of the Company’s deals that Executive had assisted with prior to the Termination Date, provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal and/or professional obligations.

(c) Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

(d) Job References. Executive should direct any job reference inquiries to the Company’s Human Resources. Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment. The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

7. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than California.

10. Miscellaneous. This Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s Equity Awards, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12. Maintaining Confidential Information. Executive reaffirms his obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

13. Executive’s Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below, which date shall be on or prior to the twenty-first (21st) day following the date Executive received this Agreement.

Executive

DATED: 4/5/, 2016

/s/ Michael Brandt
Michael Brandt

ViewRay, Inc.

DATED: 4/5, 2016

	By:	/s/ D. David Chandler
Name: D. David Chandler
Title: CFO